Exhibit (a)(7)

Offer to Purchase for Cash
Any and All of the Outstanding Shares of Common Stock
and
Any and All of the Outstanding American Depositary Shares
(evidenced by American Depositary Receipts)
of
Compañía de Telecomunicaciones de Chile S.A.
at
1,100 Chilean Pesos Net Per Series A Share of Common Stock,
990 Chilean Pesos Net Per Series B Share of Common Stock and
4,400 Chilean Pesos Net Per American Depositary Share
(each representing 4 Series A Shares of Common Stock)
by
Inversiones Telefónica Internacional Holding Limitada
a limited liability company (sociedad de responsabilidad limitada) owned by
Telefónica, S.A.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 3:30 P.M., NEW YORK CITY
TIME, ON DECEMBER 31, 2008, UNLESS THE U.S. OFFER IS EXTENDED.

December 2, 2008

To our Clients:

Enclosed for your consideration are the Offer to Purchase, dated December 2, 2008 (the “Offer to Purchase”), and the related Form of Acceptance, ADS Letter of Transmittal and ADS Notice of Guaranteed Delivery (which together with amendments or supplements thereto constitute the “U.S. Offer”) relating to the offer by Inversiones Telefónica Internacional Holding Limitada (“Purchaser”), a limited liability company (sociedad de responsabilidad limitada) organized and existing under the laws of the Republic of Chile and an indirect wholly owned subsidiary of Telefónica, S.A. (“Telefónica”), a publicly held stock corporation organized and existing under the laws of the Kingdom of Spain, to purchase (1) any and all of the outstanding shares of series A and series B common stock (the “Shares”) of Compañía de Telecomunicaciones de Chile S.A. (the “Company”), a publicly traded stock corporation organized under the laws of the Republic of Chile, other than Shares currently owned directly or indirectly by Telefónica, from holders of Shares resident in the United States (the “U.S. Holders”), for 1,100 Chilean pesos per series A share and 990 Chilean pesos per series B share and (2) any and all of the outstanding American Depositary Shares (“ADSs”) of the Company, each representing 4 series A Shares, other than ADSs currently owned directly or indirectly by Telefónica, for 4,400 Chilean pesos per ADS, in each case payable in United States dollars as provided below, net to the seller in cash and without interest thereon and subject to any required withholding of taxes, upon the terms and subject to the conditions of the U.S. Offer. The purchase price for Shares and the purchase price for ADSs accepted for payment pursuant to the U.S. Offer will, in each case, be paid in United States dollars, with the dollar amount thereof being determined by reference to the daily average dollar-to-peso exchange rate at which commercial banks conduct authorized transactions in Chile as determined by the Central Bank of Chile and published in the Official Gazette of Chile (the “Observed Exchange Rate”) on the Expiration Date (as defined below) or, if the Observed Exchange Rate is not published on the Expiration Date of the U.S. Offer, the Observed Exchange Rate published on the first day immediately preceding the Expiration Date of the U.S. Offer on which day the Observed Exchange Rate is published in the Official Gazette of Chile. All terms not otherwise defined herein have the meanings set forth in the Offer to Purchase.

We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Form of Acceptance is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Accordingly, we request instruction as to whether you wish to have us tender on your behalf any or all Shares held by us for your account pursuant to the terms and conditions set forth in the U.S. Offer.

ADSs cannot be tendered by means of the enclosed Form of Acceptance (which is exclusively for use in respect of Shares). If you hold ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the U.S. Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent, D.F. King & Co., Inc., at (800) 859-8511.

Please note the following:

1. The U.S. Offer is open to all holders of ADSs and to all holders of Shares resident in the United States. See “The U.S. Offer — Section 1 — Terms of the U.S. Offer” in the Offer to Purchase.

2. The tender price for Shares is the United States dollar equivalent of 1,100 Chilean pesos per series A share and 990 Chilean pesos per series B share, net to the seller in cash and without any interest thereon, as set forth in the Offer to Purchase. Consideration for Shares validly tendered and not withdrawn will be paid in United States dollars, with the dollar amount thereof being determined based upon the Observed Exchange Rate published on the Expiration Date (or if the Observed Exchange Rate is not published on the Expiration Date of the U.S. Offer, the Observed Exchange Rate published on the first day immediately preceding the Expiration Date of the U.S. Offer on which day the Observed Exchange Rate is published in the Official Gazette of Chile).

3. Tendering holders of Shares registered in their own name and who tender directly to the Share Depositary will not be obligated to pay brokerage fees or commissions.

4. The U.S. Offer and withdrawal rights will expire at 3:30 p.m., New York City time, on December 31, 2008, unless the U.S. Offer is extended (the “Expiration Date”).

5. Notwithstanding any other provision of the U.S. Offer, payment for Shares accepted for purchase pursuant to the U.S. Offer will in all cases be made only after timely receipt by the Share Depositary of the completed Form of Acceptance, together with the following documents:

(a) título(s) evidencing ownership of Shares, if Shares are held in certificated form;

(b) a certificate from the Share department of the Company or the Deposito Central de Valores (the “DCV”) evidencing the number of Shares, if any, held on deposit at the DCV, the number of Shares and original issue Shares, if any, held by the holder, and indicating the liens or encumbrances that effect the Shares;

(c) duly signed traspaso(s) (deed of transfer) indicating the number of Shares and the number of original issue Shares, if any, to be tendered, with the date of such traspaso(s) in blank;

(d) in the case of Shares held on deposit at the DCV, a letter to the DCV instructing the DCV to perform a book-entry transfer in favor of Purchaser;

(e) in the case the U.S. Holder is an individual, a copy of the U.S. Holder’s passport or photo identification card;

(f) in the case the U.S. Holder is an entity, (1) a secretary’s certificate certifying the name, title and specimen signature of an officer authorized to execute the transfer documents and a copy of the entity’s organizational documents, and (2) a copy of the passport or photo identification card of the authorized officer; and

(g) other documents required by the Form of Acceptance.

If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth herein. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified below. An envelope to return your instructions to us is enclosed. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The U.S. Offer is made solely by the Offer to Purchase and the related Form of Acceptance and ADS Letter of Transmittal. Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the U.S. Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with such state statute. If, after such good faith effort, Purchaser cannot comply with such state statute, the U.S. Offer will not be made to, and tenders will not be accepted from or on behalf, of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Instruction Form for Shares of Compañía de Telecomunicaciones de Chile S.A.

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase dated December 2, 2008, and the related Form of Acceptance and ADS Letter of Transmittal in connection with the U.S. Offer by Purchaser, a wholly owned subsidiary of Telefónica, S.A., to purchase any and all of outstanding shares of Series A and Series B common stock (the “Shares”) and any and all outstanding American Depositary Shares (“ADSs”) of Compañía de Telecomunicaciones de Chile S.A., other than those Shares and ADSs currently owned directly or indirectly by Telefónica, S.A., pursuant to the terms set forth in the Offer to Purchase.

This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Form of Acceptance.

Number of Shares to be Tendered*:

*Unless otherwise indicated, it will be assumed that all of your Shares are to be tendered.

Date:

SIGN HERE

Signature(s):

Print Name(s):

Print Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

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